Exhibit 99.1
Healthcare Services Group, Inc.
Announces Conclusion of SEC Matter

BENSALEM, PA, August 24, 2021 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) today announced it has entered into a settlement with the Securities and Exchange Commission (the “SEC”), resolving a previously reported investigation into the Company’s earnings per share calculations from 2014 to 2017. Under the terms of the settlement, the Company neither admitted nor denied the SEC's charges and agreed to pay a civil monetary penalty of $6.0 million.

“This settlement reflects our cooperation in working with the SEC to conclude this matter and enables us to continue with the execution of our operational and growth strategies,” said Ted Wahl, Chief Executive Officer. “The Company’s Board of Directors and management team remain committed to maintaining strong internal controls and adhering to best practices for compliance and corporate governance. We are pleased to put this matter behind us.”

The Company also announced that John C. Shea, who had served as the Company’s Chief Financial Officer since 2012, has been appointed Chief Administrative Officer and will transition to that role effective September 1, 2021. In his position as Chief Administrative Officer, Mr. Shea will continue to support the Company’s growth initiatives, operational imperative and capital allocation strategy. Andrew Brophy, a Certified Public Accountant, who has served as the Company’s SEC Reporting Manager from January 2018 to November 2020, Director of Accounting since November 2020, and Acting Principal Accounting Officer since February 2021, will continue as the Company’s Principal Accounting Officer.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com